Exhibit 10.5

July 30, 2014

Christopher M. Lowery

1325 Jade Lane

Longmont, CO 80504

Dear Chris:

This letter confirms the offer made to you to work for the Kimberly-Clark Health Care Company (the “Health Care Company”) following the date of the planned spin-off from Kimberly-Clark (“Distribution Date”). Your initial assignment will be Chief Operating Officer. Your start date will be the Distribution Date, which is expected to occur in the second half of 2014.

Since it is anticipated you will be an Elected Officer of the Health Care Company, your compensation after the Distribution Date will be subject to approval by the Compensation Committee (“HC Compensation Committee”) of the Health Care Company Board of Directors.

Base Salary

Initially your annual base salary while with Kimberly-Clark will remain unchanged and you will be eligible for salary adjustments as part of Kimberly-Clark’s 2014 compensation planning process.

Effective on the Distribution Date, as a Health Care Company employee, your salary will increase to $475,000.

Annual Incentive

As a Kimberly-Clark employee, your MAAP target will remain at 50% but for 2014 your business unit financial measures will be based on the Health Care business unit results. Assuming the Health Care spin-off is completed in 2014, you will receive a pro-rated 2014 MAAP payment.

Effective on the Distribution Date, as a Health Care Company employee, your short-term incentive target will increase to 85%. The terms and conditions of the short-term incentive will be governed by the Health Care Company’s plan document. Assuming the Health Care spin-off is completed in 2014; the Health Care Company’s intention is to provide a pro-rated 2014 short-term incentive plan payment for the portion of the year after the Distribution Date.

Long-Term Incentives

Effective with the initial grant following on the Distribution Date, as a Health Care employee, your 2014 long-term incentive grant will be $1,000,000, which is your initial target level for long-term incentive grants in your new role subject to the Health Care Company’s discretion to adjust the actual grant by the grant date value of your grant under Kimberly-Clark’s 2014 long-term incentive grant process which is not forfeited or otherwise replaced. You will receive another target long-term incentive grant in 2015 as part of the Health Care Company’s annual incentive compensation grant cycle, subject to the Health Care Company’s discretion to adjust the actual grant for performance and market conditions. The terms and conditions of the long-term incentive grant will be governed by the Health Care Company’s plan document.

Total Compensation

Given the above, effective on the Distribution Date your total annual compensation target amount with the Health Care Company is approximately $1,878,750. This amount is comprised of your base salary ($475,000), annual incentive target amount ($403,750) and long-term incentive target amount ($1,000,000). Your total compensation may be higher or lower than the target amount based on company, business unit, and your individual performance.

Retention Award

You will receive a retention payment from the Health Care Company in the gross amount of $150,000, less applicable withholdings and deductions, if you are an active Health Care employee on the Distribution Date. This retention payment will be paid as a lump sum within 60 days following your involuntary separation from service with Kimberly-Clark or following the date of the spin-off or sale of the Health Care Company.

You will receive an additional $100,000 less applicable withholdings and deductions, if you have purchased a home in the Atlanta area and have made Atlanta (or one of its suburbs} your permanent residence by December 31, 2014. This retention payment will be paid as a lump sum within 60 days following your providing documentation as to your home purchase and residency status but no later than December 31, 2014.

Your employment is at-will, and can be ended by you or Kimberly-Clark, or the Health Care Company after the Distribution Date, for any reason at any time.

This letter supersedes all prior offers, whether oral or written, or any prior discussion of the terms and conditions of your employment as a Health Care employee. This letter is not, however, intended to supersede, replace, or alter the terms of any confidentiality, nonsolicitation, noncompetition or other, similar agreement that you may have executed during your employment with Kimberly-Clark.

This letter is intended to be compliant with Section 409A of the Code and any noncompliant provisions of this letter will either be void or deemed amended to comply with Section 409A of the Code and the guidance promulgated thereunder.

Chris, we are excited about the opportunity to work with you to complete this transaction, and look forward to your acceptance of this offer. We would appreciate your response by August 5, 2014. If you have any questions or need additional information, please let Rhonda Gibby or me know.

Sincerely,

Lizanne C. Gottung

Senior Vice President and

Chief Human Resources Officer

cc:	R. Gibby
W. Wada

There are two copies of the offer letter enclosed. Please indicate your acceptance of our offer by signing your name on the line below and returning the signed letter to Rhonda Gibby in the envelope provided. The other copy is for your records.

/s/ Christopher M. Lowery

Signature / Date